Exhibit 99.1

News Release

Hecla Reduces Debt and Amends Credit Facility

COEUR D’ALENE, Idaho—(BUSINESS WIRE)—Jun. 30, 2009— Hecla Mining Company (NYSE:HL) is pleased to announce that it has made a prepayment of $18.2 million to its term loan. The prepayment, made under the fifth amendment to the credit facility, reduces the lending syndicate to two institutions, reduces borrowing costs and provides Hecla with flexibility to control its capital program. The lenders have also shown their support by waiving some fees which will reduce our costs. At June 30, 2009, Hecla has now repaid approximately $341.7 million of the $380 million drawn on the facilities.

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “We are generating significant cash flow from our operations and made the decision to make a repayment which lowers the amount owing and our borrowing costs. We are pleased with the recent changes to the credit agreement and cooperative spirit that enables Hecla to accelerate its exploration and capital spending programs and addresses our commitment to grow our production and reserve base. After the repayment, the cash on our balance sheet is similar to the amount we had at the beginning of the second quarter 2009 and I’m confident that this approach of reducing debt and investing in our projects is prudent and will create value for shareholders in the near term.”

Hecla’s credit facility was put in place to fund the acquisition of the Greens Creek mine in early 2008. This amendment waives, through September 15, 2009, the 3.75% semiannual fee paid in the 12% Convertible Preferred Stock, loosens the loan covenant limitations on capital expenditures and exploration spending to allow for aggregate investments of $75 million through year-end, and makes certain other modifications to the loan agreement. In addition to the changes noted above, the fifth amendment also eliminates the current requirement that Hecla retain a Chief Restructuring Officer.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 118-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL, HL-PrB and HL-PrC.

Statements made which are not historical facts, such as anticipated payments or purchases are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 8-K, Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

Source: Hecla Mining Company

Hecla Mining Company

vice president – corporate development

Don Poirier, 208-769-4128